Purchase Agreement

This Agreement is made and entered into this 20 day of February, 2007 ("Effective Date"), by and between Justice Systems, Inc., a New Mexico corporation having a principal place of business at 4600 McLeod NE, Albuquerque, New Mexico ("Justice Systems"), and Premier Data Services, Inc., a Delaware corporation, having its principal place of business at 8310 S. Valley Highway, Ste. 220, Englewood, Colorado 80112 ("Premier").

WHEREAS, **Premier** has determined that it will no longer engage in the design, development, sales, servicing and support of court case management software and therefore desires to sell its court case management software commonly known as **Equal Justice**, and,

WHEREAS, **Premier** desires to sell and **Justice Systems** desires to purchase all right, title and interest in, of and to that software, source code, and documentation comprising what is commonly referred to as **Equal Justice**; and, further,

WHEREAS **Justice Systems** desires to engage the expertise and services of those employees of **Premier** currently engaged in the provision of the above-stated court case management related activities and services; and that **Premier** is amenable to release of those employees from its employ;

IT IS AGREED:

1- Purchase Price- The Purchase Price of Equal Justice shall be Seventy Five Thousand ($75,000) Dollars, and shall be paid in cash at the time of execution of this Purchase Agreement.

2- Conveyance of Title- The Purchase Price shall constitute payment for all right, title and interest of **Premier** in and to **Equal Justice**, its source code, documentation, and all components thereof whether completed or in development, all domain names, all licenses and other evidences of ownership, whether domestic or international shall be conveyed therewith; all patents, trademarks, logos and/or copyrights in and to **Equal Justice**, and any portion thereof;

3- Media - The source code which is being conveyed hereunder shall be delivered on CD-ROM, or DVD, and shall be made available to **Justice Systems** in advance of payment of the Purchase Price in order to verify the completeness and readability of the contents thereof;

4- Launch Pad- Included in this transaction shall be unlimited usage rights to **Premier's** proprietary "Launch Pad" development platform;

5- Warranty- **Premier** acknowledges and warrants that it has the unrestricted right to convey all title and ownership to the aforestated products and that there are no restrictions, liens, judgments or other claims against same; that it has not taken nor permitted any action that would encumber same; that the interests hereby conveyed constitute the entirety of all proprietary and ownership rights in **Equal Justice** and its source code; that **Premier** has not previously conveyed any interest in **Equal Justice** and/or its source code; and, that this conveyance does not constitute the entirety of the assets of **Premier**. **Premier** further warrants that the use of the source code which is the

subject of this transaction does not and shall not infringe upon any patent, trademark, copyright, trade secret or other intellectual property or property rights of any third party. Additionally, **Premier** warrants that there is no actual or threatened suit against **Premier** filed by any third party alleging violation of any rights enumerated in this or the paragraph entitled "Conveyance of Title". **Premier** warrants that the source code does not violate any regulatory requirements of state or federal governments. Each and every warranty set forth herein shall survive the closing of title;

6- Reviews/Affidavits- **Premier** shall permit **Justice Systems** access to its agreements with employees, independent contractors and other third parties who have participated in the development process of the source code being conveyed so that the latter may independently evaluate the validity of title being conveyed;

7- Employees' Election and Release: Non-Compete- As to each of its current employees identified as **Shawn Swart, Bozidar Dangubic, Jason B. Smith, and Patrick C. McKenna,** who elect to become employees of **Justice Systems**, **Premier** agrees to release said employees from any covenant not to compete or any other similar covenant that would restrict or encumber their fulltime, gainful employment as employees of **Justice Systems.** Should the named employees resign their employment with **Premier** and become employees of **Justice Systems,** all compensation, other obligations, vacations, benefits, and the like due to said individual employees by reason of their employment by **Premier** will have been satisfied by **Premier** and **Justice Systems** will have no responsibility or liability on account thereof;

8- Lease of Space- As additional consideration, and further as preconditions to the payment of the Purchase Price set forth in this Agreement **Premier** shall lease to **Justice Systems** business office space, located at 6001 Montrose Road, Rockville, MD 20852, and as exhibited to Ernie Sego and Steve Corn on the 26th day of January, 2007, together with all equipment, business equipment, fax machines, telephones, furniture and appurtenances, for a period of sixty (60) days from March 1, 2007; **Justice Systems** on account thereof shall pay to **Premier,** as and for the rental thereof, the sum of Thirteen Hundred ($1300.00) Dollars per month, which amount shall include all taxes, the cost of all reasonable utilities, property damage and personal injury insurance which shall be provide and paid by **Premier**. During said lease period **Premier** shall take all reasonable and necessary precautions to provide for the security of proprietary data of **Justice Systems** maintained on the premises with the same degree of responsibility as it would for proprietary data of its own; and, shall not itself take, confiscate, disclose or otherwise interfere with the rights of **Justice Systems** thereto. **Premier** represents, and acknowledges that **Justice Systems** is relying upon such representation, that this leasing of space is not in violation of any lease or other contractual obligation that **Premier** may have with the owner or anyone having lawful right of possession of the premises described.

9- Assignment of Support Agreement (Greeley, CO.)- **Premier** shall assign to **Justice Systems** and **Justice Systems** shall undertake to perform the obligations of **Premier** under that certain Software Services and Maintenance Agreement by and between Premier Data Services, Inc. and the City of Greeley, Colorado, dated October 6, 2006. **Premier** shall pay to **Justice Systems,** on account thereof, **the pro rata** share of net proceeds paid to **Premier** for the current fiscal year, effective March 1, 2007. **Justice**

Systems shall undertake to perform the services required under said Software Services and Maintenance Agreement effective March 1, 2007. It is understood and agreed that the provisions of this paragraph shall become enforceable and take effect only in the event that at least two (2) of those employees named in paragraph 7, above, (one of whom shall be **Bozidar Dangubic**) are employed by **Justice Systems**. It is intended by the parties that these services and obligations required in behalf of the City of Greeley shall be performed in behalf of **Justice Systems** and out of the premises located in Rockville, MD.

10- Entire Agreement- This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. **Justice Systems** and **Premier** agree that this Agreement supercedes and replaces the Letter of Intent between the parties dated December 27, 2006 which is hereby terminated and cancelled.

11- Governing Law- This Purchase Agreement shall be governed by the laws of the State of New Mexico; and that the transaction and transfers of ownership will be deemed to have taken place at the offices of **Justice Systems**, 4600 McLeod NE, Albuquerque, NM 87109.

Signed the day and year above first written.

Justice Systems, Inc.

By: [signature]
Ernie L. Sego, Pres./ CEO

Premier Data Services, Inc.

By: [signature]
Richard Souders, Pres./ CEO